U.S. SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                   FORM 3

                       INITIAL STATEMENT OF BENEFICIAL
                           OWNERSHIP OF SECURITIES

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
               30(f) of the Investment Company Act of 1940

  1.   Name and Address of Reporting Person

       Hong Ding
       20 Chapin Road, Unit 1004
       Pine Brook, NJ 07058

  2.   Date of Event Requiring Statement (Month/Day/Year)

       12/2/2002

  3.   I.R.S. Identification Number of Reporting Person, if an Entity
       (Voluntary)

  4.   Issuer Name and Ticker and Ticker or Trading Symbol

         Brook Industries Corp.

         No Ticker or Trading Symbol

  5.   Relationship of Reporting Person to Issuer (Check all applicable)

       [X] Director  [X] 10% Owner [X] Officer (Give title below)
       [_] Other (Specify below)

       President, Secretary and Director

  6.   If Amendment, Date of Original (Month/Day/Year)


  7.   Individual or Joint/Group Filing (Check applicable line)

             X   Form filed by One Reporting Person
           _____

           _____ Form Filed by More than One Reporting Person

---------------------------------------------------------------------------

          Table I   Non-Derivative Securities Beneficially Owned
----------------------------------------------------------------------------
1. Title of Security|2. Amount of   |3. Ownership Form:|4. Nature of Indirect
   (Instr. 4)       |   Securities  |   Direct (D) or  |   Beneficial
                    |   Beneficially|   Indirect (I)   |   Ownership
                    |   Owned       |   (Instr. 5)     |   (Instr. 5)
                    |   (Instr. 4)  |                  |
____________________|_______________|__________________|___________________
Common Stock        |   5,000,000   |        D         |
____________________|_______________|__________________|___________________
                    |               |                  |
____________________|_______________|__________________|___________________

---------------------------------------------------------------------------

             Table II   Derivative Securities Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------- ------
1.Title of      |2.Date Exer-    |3.Title and  |4.Conver-|5.Owner- |6.Nature
Derivative      |cisable and     |Amount of    |sion or  |ship Form|of
Security        |Expiration      |Securities   |Exercise |of Deriv-|Indirect
(Instr. 4)      |Date (Month,    |Underlying   |Price of |ative    |Benefi-
                |Day, Year)      |Derivative   |Deriva-  |Security:|cial
                |                |Security     |tive     |Direct   |Owner-
                |                |(Instr. 4)   |Security |(D) or   |ship
                |                |             |         |Indirect |(Instr.5)
                |                |             |         |(I)      |
                |                |             |         |(Instr.5)|
                |________________|_____________|         |         |
                |Date    |Expira-|Title |Amount|         |         |
                |Exercis-|tion   |      |or    |         |         |
                |able    |Date   |      |Number|         |         |
                |        |       |      |of    |         |         |
                |        |       |      |Shares|         |         |
________________|________|_______|______|______|_________|_________|_________
Not applicable  |        |       |      |      |         |         |
________________|________|_______|______|______|_________|_________|_________
                |        |       |      |      |         |         |
________________|________|_______|______|______|_________|_________|_________

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

Brook Industries Corp. is whooly owned by Ms. Hong Ding.


              Hong Ding                       12/17/2002
          ----------------------         --------------------
              HONG DING                          Date
     **SIGNATURE OF REPORTING PERSON


*   If the form is filed by more than one reporting person, see Instruction
    5(b)(v)


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).